Exhibit 99.1

DIAMONDBACK ENERGY, INC. ANNOUNCES LEADERSHIP TRANSITION PLAN AND ADDITIONAL UPDATES TO EXECUTIVE TEAM AND BOARD OF DIRECTORS

•
Travis D. Stice to step down as Chief Executive Officer, effective as of the Company’s 2025 Annual Meeting of Stockholders; will remain as Executive Chairman through the Company’s 2026 Annual Meeting of Stockholders

•	Kaes Van’t Hof, current President, will assume Chief Executive Officer role and will join the Board of Directors effective as of the Company’s 2025 Annual Meeting of Stockholders
•	Jere W. Thompson III, current Executive Vice President of Strategy and Corporate Development, has been promoted to Executive Vice President and Chief Financial Officer, effective today
•	David L. Houston to retire from the Board of Directors at the Company’s 2025 Annual Meeting of Stockholders

Midland, Texas, February 20, 2025 (GLOBE NEWSWIRE) – Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) today announced its leadership transition plan, representing the culmination of a thorough succession planning process that will position the Company for continued long term outperformance.  Travis D. Stice, who has led Diamondback as Chief Executive Officer since January 2012 and joined the Board of Directors in November 2012 following the Company’s initial public offering, intends to step down as Chief Executive Officer effective as of the Company’s 2025 Annual Meeting of Stockholders. At that time, Mr. Stice will transition from Chief Executive Officer to Executive Chairman of the Board, and Kaes Van’t Hof, current President of the Company, will succeed Mr. Stice as Chief Executive Officer and will join the Board of Directors. Effective today, Jere Thompson, current Executive Vice President of Strategy and Corporate Development, will assume the role of Executive Vice President and Chief Financial Officer.

“On behalf of the Board of Directors, I would like to thank and congratulate Travis for his leadership over the last 14 years. His hard work, dedication and commitment to Diamondback grew an unknown, small-cap oil producer in 2012 into one of the largest oil and gas companies in North America. His accomplishments during his tenure exceed anything that can be explained by words on a page and go well beyond the industry-leading performance of the stock price,” stated Melanie M. Trent, Lead Independent Director.

Ms. Trent continued “The Board looks forward to Travis’ contribution in his new role as Executive Chairman, ensuring a seamless leadership transition and a continued, consistent voice in the boardroom.”

“The past 14 years have been immensely rewarding, and it has been a true honor to represent the dedicated employees who have transformed Diamondback into the remarkable company it is today,” said Mr. Stice. “Transitioning into my new role as Executive Chairman will allow me to remain actively engaged with the Board of Directors and contribute to the continued strategic development of our organization.”

Regarding Mr. Van’t Hof’s appointment, Mr. Stice noted, “Kaes has earned the opportunity to lead us into a future that is brighter than ever before. The Board of Directors unanimously and wholeheartedly support him as he steps into this pivotal role and continues to build on our legacy of success.”

“I am incredibly honored and humbled by the vote of confidence from Travis and the Board to assume the CEO role at Diamondback. Over the last nine years, I have had a front row seat to watch and learn from one of the best to ever do it in our industry’s history. What Diamondback has built in a short period of time is very special, and nearly impossible to replicate. While we don’t spend a lot of time looking in the rear-view mirror, the playbook for the next decade of success at Diamondback will look a lot like the last decade - an acquire and exploit strategy based on best-in-class execution, low-cost operations and transparency,” stated Mr. Van’t Hof.

Mr. Van’t Hof continued “I am also very excited to announce Jere’s promotion to CFO.  He has dedicated himself to learning all facets of our business in various roles over the last few years, has a strategic financial mind, and will continue to execute on Diamondback’s differentiated capital allocation and financial strategy.”

Diamondback also announced today that David L. Houston, who has been a member of the Board of Directors since the Company’s initial public offering and who currently serves on the Company’s Audit Committee and Safety, Sustainability and Corporate Responsibility Committee, informed the Company of his decision to retire as a director when his existing term concludes immediately after the 2025 Annual Meeting of Stockholders.

“David has been with Diamondback since the beginning, helping us grow into the Company we are today. He has been instrumental in supporting our growth, financial strategy, and success. David’s contributions are many, and we wish him all the best in his future endeavors,” stated Mr. Stice.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding Diamondback’s future leadership, performance, prospects, success and strategy are forward-looking statements. When used in this news release or otherwise by Diamondback, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to Diamondback are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Diamondback believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond Diamondback’s control. Accordingly, forward-looking statements are not guarantees of future performance and Diamondback’s actual outcomes could differ materially from what Diamondback has expressed in its forward-looking statements. Information concerning these risks and uncertainties and other factors can be found in Diamondback’s filings with the U.S. Securities and Exchange Commission ("SEC"), including its reports on Forms 10-K, 10-Q and 8-K, each of which can be obtained free of charge on the SEC’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement unless required by applicable law.

Investor Contact: Adam Lawlis +1 432.221.7467 alawlis@diamondbackenergy.com